Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 1, 2023 (except Note 1(b), as to which the date is July 10, 2023), in Amendment No. 2 to the Registration Statement (Form F-1 Reg. No. 333-272890) and the related Prospectus of Oddity Tech Ltd. dated July 17, 2023.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv,	Israel KOST, FORER, GABBAY & KASIERER
July 17, 2023	A Member of EY Global